Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Shift4 Payments, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1	Equity	6.00% Series A Mandatory Convertible Preferred Stock, $0.0001 par value per share	457(o)	10,000,000(1)	$100.00	$1,000,000,000.00	$0.0001531	$153,100.00

Fees to Be Paid	2	Equity	Class A Common Stock, $0.0001 par value per share	Other	(2)			$0.0001531	$0.00

Fees Previously Paid		N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities

Carry Forward Securities	N/A		N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts						$1,000,000,000.00		$153,100.00

	Total Fees Previously Paid								$0.00

	Total Fee Offsets								$0.00

	Net Fee Due								$153,100.00
Offering Note
:

(1)
Represents up to 8,750,000 shares of the Registrant’s 6.00% Series A Mandatory Convertible Preferred Stock, $0.0001 par value per share, (the “Mandatory Convertible Preferred Stock”), including 1,250,000 shares issuable upon exercise of the underwriters’ option to purchase additional shares of Mandatory Convertible Preferred Stock from the registrant solely to cover over-allotments, if any. The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act of 1933, as amended, (the “Securities Act”) and paid in accordance with Rule 456(b) under the Securities Act.

(2)
Includes (i) 12,224,000 shares of the Registrant’s Class A common stock, $0.0001 par value per share, (the “Common Stock”) issuable upon conversion of 10,000,000 shares of Mandatory Convertible Preferred Stock at the initial maximum conversion rate of 1.2224 shares of Common Stock per share of Mandatory Convertible Preferred Stock; and (ii) up to 18,493,647 shares of Common Stock issuable upon conversion of 10,000,000 shares of Mandatory Convertible Preferred Stock on account of unpaid dividends, based on the initial floor price of $28.63 per share of Common Stock, as described in the prospectus supplement relating to the registration statement to which this exhibit is attached. Under Rule 416, the number of shares of Common Stock whose offer and sale are registered hereby includes an indeterminate number of shares of Common Stock that may be issued in connection with stock splits, stock dividends, or similar transactions. Additionally, under Rule 457(i), there is no additional filing fee payable with respect to the shares of Common Stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege or upon mandatory conversion.

Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $1,000,000,000.00. The prospectus is a final prospectus for the related offering.
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering of Mandatory Convertible Preferred Stock. The maximum aggregate offering price of that offering is $1,000,000,000.00.

1